Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 4, 2007, in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-142546) and the related Prospectus of The Nielsen Company bv for the registration of €343,000,000 aggregate principal amount of 11 1/8% Senior Discount Notes due 2016, $650,000,000 aggregate principal amount of 10% Senior Notes due 2014, €150,000,000 aggregate principal amount of 9% Senior Notes due 2014, and $1,070,000,000 aggregate principal amount of 12 1/2% Senior Subordinated Discount Notes due 2016.

/s/ ERNST & YOUNG ACCOUNTANTS

Amsterdam, The Netherlands

July 27, 2007